EXHIBIT 99
            The United Illuminating Company
157 Church Street - P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
Friday, August 8, 2008	Analyst Contact:	Susan Allen:	(203) 499-2409
	Media Contact:	Al Carbone:	(203) 499-2247
		After Hours:	(203) 499-2812

THE UNITED ILLUMINATING COMPANY FILES
APPLICATION TO DPUC ASKING FOR RATE INCREASE

NEW HAVEN, CT – The United Illuminating Company (UI), a subsidiary of UIL Holdings Corporation (NYSE:UIL), today filed an application with the Connecticut Department of Public Utility Control (DPUC) requesting an increase to its electricity distribution rate.  UI’s application includes amended rate schedules for distribution charges in 2009 and 2010.

“The Company has undertaken substantial efforts to manage operating expenses.  However, due to higher uncollectible expense, lower sales and increased required capital projects to meet our public service obligations, we must now request an increase to the distribution rate, which accounts for about a quarter of an average residential customer’s bill,” said James P. Torgerson, CEO and president of UIL Holdings Corporation.  “Recently, we attempted to resolve this issue in a manner that would have lowered a previously scheduled rate increase, but our request to pursue settlement discussions wasn’t accepted.”

“We know how difficult today’s economic situation is and how rising energy costs affect our customers,” added Torgerson. “Our goal is to continue serving our customers and maintaining a safe and reliable electric system that meets their everyday needs.”

UI has long been an advocate of conservation and a provider of nationally-recognized conservation and load management programs and services to its customers. The Company has worked alone and in concert with others to provide the most effective means available to help customers control their energy use and their bills.  With electricity supply charges increasing by nearly 100 percent in 2007, and with other energy costs increasing across the board, thousands of UI customers have embraced these programs as the best way to both lower electric use and control their total electric bill.

As part of today’s filing, UI has requested to spend $4.5 million in 2009 and $18 million in 2010 for additional conservation and energy efficiency programs for customers to utilize.  In addition, the Company has requested that sales be ‘decoupled’ from its revenues as a means of removing any disincentive to promoting conservation efforts on behalf of its customers.

“We recognized early on that programs of this nature would be vital to our customers,” continued Torgerson.  “And the efforts of those who have participated are not in vain. They have seen — and will continue to see — savings in their overall bill.”

More --

If approved by the DPUC, electric bills of residential customers using 700 kilowatt-hours per month will rise by $6.60 per month, subject to final rate design.  On a system average basis, the rate request seeks an increase of approximately 2.6 percent in 2009 over the total revenues that would be expected under the current rate schedules on a total bill basis.  For 2010, the additional revenues represent an increase of approximately 2.4 percent over the previous year’s revenues.

UI’s request is not all “new” revenues.  Although the request seeks rates designed to produce additional revenues of $32.6 million in 2009 and $29.9 million in 2010 (compared to 2009), 63 percent of the 2009 increase is for revenues previously approved by the DPUC which are not being collected by the Company.  $6.7 million of the increase has already been approved by the DPUC to go into effect on January 1, 2009.  An additional $13.9 million relates directly to reduced electricity sales compared to the amounts currently included in UI’s rates.  The Company’s request for new revenues for 2009 is $12.1 million, which includes recovery of uncollectible, capital and operations & maintenance (O&M) expenses, as well as an appropriate rate of return.

The United Illuminating Company (UI) is a New Haven-based regional distribution utility established in 1899.  UI is engaged in the purchase, transmission, distribution and sale of electricity and related services to more than 323,000 residential, commercial and industrial customers in the Greater New Haven and Bridgeport areas. UI’s World Wide Web address is www.uinet.com.  UI’s parent company, UIL Holdings Corporation, is traded on the New York Stock Exchange under the symbol UIL.

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